Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE: November 15, 2018

HELMERICH & PAYNE, INC. ANNOUNCES FOURTH QUARTER &  FISCAL YEAR END RESULTS

•	Quarterly U.S. Land revenue days (activity) increased approximately 6%
•	H&P’s spot pricing in the U.S. land market increased by approximately 25% during fiscal 2018; roughly 5% during the fourth fiscal quarter
•	Quarterly U.S. Land adjusted average rig revenue increased by more than $900(1) per day, up 4% sequentially
•	H&P upgraded/converted 54 FlexRigs® to super-spec(2) capacity during fiscal 2018; 16 FlexRigs upgraded/converted during the fourth fiscal quarter
•	H&P’s U.S. Land contracted rig count increased by 35 rigs to 232 rigs from September 30, 2017 to September 30, 2018
•	On September 5, 2018, Directors of the Company declared a quarterly cash dividend of $0.71 per share

Helmerich & Payne, Inc. (NYSE:HP) reported income of  $2.5 million or $0.02 per diluted share from operating revenues of $697 million for the quarter ended September 30, 2018,  compared to a net loss of $8 million, or $(0.08) per diluted share, on revenues of $649 million for the quarter ended June 30, 2018.  Net income per diluted share for the fourth fiscal quarter and the net loss for the third fiscal quarter include $(0.17) and $(0.07), respectively, of after-tax losses comprised of select items(3).  For the fourth fiscal quarter select items(3) were comprised of:

•	$0.08 of after-tax gains related to early termination, gains on sales and tax adjustments
•	$(0.25) of after-tax losses related impairments, abandonments and accelerated depreciation

Net cash provided by operating activities was $186 million for the fourth quarter of fiscal 2018 compared to $161 million for the third fiscal quarter of fiscal 2018.

For the fiscal year 2018, the Company reported net income of $483 million or $4.37 per diluted share from operating revenues of $2.5 billion.  Net income per diluted share includes $4.24  of after-tax income comprised of select items(3), the most significant of which is a non-cash gain of approximately $502 million related to a reduction of H&P’s deferred income tax liability as a result of applying the new corporate tax rate enacted by the Tax Cuts and Jobs Act(4).    Net cash provided by operating activities was $545 million in fiscal 2018.

News Release

November 15, 2018

President and CEO John Lindsay commented, “H&P’s leadership position in the super-spec rigs space contributed to another strong quarter of operational results. In accordance with the trend toward greater well complexity,  we  expect to see additional demand for the Company’s super-spec FlexRigs heading into our new fiscal year particularly as customers continue to push increased lateral lengths and their use of pad drilling.  Our new lines of technology-based solutions gained further traction during the quarter as more and more customers realized the value these services provide.

“The super-spec rig market in the U.S. is effectively fully utilized and we continue to see indications that additional demand is forthcoming, even as oil prices have recently moved lower.  This robust demand is supportive of the overall pricing environment and there is a  persistent, upward pressure on dayrates primarily as a result of the value proposition we are able to deliver to our customers.  We upgraded and converted 54 FlexRigs to super-spec during fiscal 2018, which is more than any company in the industry. This brought the total number of super-spec FlexRigs in our U.S. land fleet to 207 at the close of the fiscal year.  We are experiencing further demand for these rigs and expect to maintain an average upgrade/conversion cadence of 12 rigs per quarter for the next few quarters.    Our ongoing investment in these upgrades generates good returns for our shareholders and enhances the overall value of the H&P fleet.

“We have long noted the benefits of our uniform FlexRig fleet design from a safety, operations and efficiency standpoint, and have further capitalized on that design benefit as a digital platform with the roll out of our FlexApp™ solutions  during the latter half of fiscal 2018.  These FlexApps are software-based applications that can be layered on top of our drilling control systems and utilized to improve reliability and performance, increasing the value proposition of H&P’s Family of Solutions™.

“The wellbore quality and placement services provided by our technology subsidiaries, MOTIVE® Drilling Technologies, Inc. (“Motive”) and Magnetic Variation Services, LLC (“MagVAR”) also continue to gain momentum with customers.  Combining these disruptive technologies with our digital FlexRig platform, we have recently completed initial beta customer testing of our AutoSlideSM technology with very promising results.  AutoSlide takes an evolutionary step in drilling automation by eliminating human intervention during slide operations for all sections of a horizontal well, resulting in greater reliability and performance for customers.”

Vice President and CFO Mark Smith also commented, “Throughout this fiscal year our results and cash flows from operations have shown sequential improvement.  These improvements were not only the result of our employees providing the best possible service to our customers, but also by our investments in super-spec upgrades and value-added technologies.  We expect a similar environment in fiscal 2019 and have set our initial capex budget reflective of those expectations. The increase in our capex budget is driven by continued opportunities to invest in our current FlexRig fleet along with further planned rig reactivations and super-spec upgrades.

“One of the cornerstones of H&P’s success has been its attention to maintaining a strong financial position.  We plan to continue in that vein by keeping an appropriate store of liquidity and a balance sheet that can weather the cyclical nature of our business.  The Company recently refreshed its revolving credit facility by extending the term and by expanding its size to $750 million. This represents a significant increase over the previous facility and is more appropriately sized to our Company’s operations.  Given our operational and capex outlook for fiscal 2019 we do not currently anticipate utilizing this facility, but see it as a prudent step for our capital structure.”

John Lindsay concluded, “The results we’ve been able to achieve as a Company this year would not have been possible without the dedication and determination of our employees.  The Company is in a superb position for the coming year.”

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News Release

November 15, 2018

Operating Segment Results for the Fourth Quarter of Fiscal 2018

U.S. Land Operations:

Segment operating income increased by $30.2 million to $64.5 million sequentially.  The increase in operating results was primarily driven  by sequential increases in both quarterly revenue days and average rig margin per day.  The number of quarterly revenue days increased sequentially by approximately 6%.  Adjusted average rig revenue per day increased by $921 or 4% to $24,321(1) as pricing continued to improve throughout the quarter.

The average rig expense per day decreased sequentially by $825 to $14,109 as the prior quarter was impacted unfavorably by certain one-time costs combined with favorable adjustments to self-insurance expenses that benefited the fourth fiscal quarter.  Corresponding adjusted average rig margin per day increased roughly 21% to $10,212(1).

The segment’s depreciation expense for the quarter includes non-cash charges of $13.9 million for abandonments and accelerated depreciation of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $7.0 million during the third fiscal quarter of 2018.

Offshore Operations:

Segment operating income increased by $4.4 million to $8.2 million sequentially.  The number of quarterly revenue days on H&P-owned platform rigs decreased sequentially by approximately 4%,  while the average rig margin per day increased sequentially by $6,766 to $11,452 primarily due to higher self-insurance expenses and rig start-up costs incurred in the prior quarter.    Management contracts on customer-owned platform rigs contributed approximately $5.5 million to the segment’s operating income, compared to approximately $4.8 million during the prior quarter.

International Land Operations:

The segment had an operating loss of $7.9 million this quarter as compared to operating income of $4.3 million during the previous quarter.  The $12.0 million sequential decrease in operating income was primarily attributable to asset impairments resulting from the Company ceasing operations in Ecuador.  Revenue days increased during the quarter by 3% to 1,818 while the average rig margin per day decreased by $1,336 to $8,658.

Operational Outlook for the First Quarter of Fiscal 2019

U.S. Land Operations:

•	Quarterly revenue days expected to increase by approximately 4-5% sequentially, implying a likely exit to the quarter at between 243 – 247 active rigs
•	Average rig revenue per day expected to be between $24,500-$25,000 (excluding any impact from early termination revenue)
•	Average rig expense per day expected to be between $14,500-$14,900

Offshore Operations:

•

Quarterly revenue days expected to decrease by approximately 5% sequentially, representing an average rig count of 5-6 rigs for the quarter as one rig undergoes planned maintenance on its offshore platform

•	Average rig margin per day expected to be approximately $8,500-$11,000
•	Management contracts expected to generate approximately $4-5 million in operating income

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News Release

November 15, 2018

International Land Operations:

•	Quarterly revenue days expected to be flat to down approximately 2% sequentially, representing an average rig count of 19-20 rigs for the quarter
•	Average rig margin per day expected to be roughly $8,000-$9,000

Other Estimates for Fiscal 2019

•

Capital expenditures are expected to be approximately $650 to $680 million; roughly 40% expected for super-spec upgrades, and with a larger, more capable FlexRig fleet, 30-35% expected for maintenance and 25-30% expected for continued reactivations and other bulk purchases.

•	General and administrative expenses for fiscal 2019 are expected to remain relatively flat at approximately $200 million.
•	Depreciation is expected to be approximately $590 million, inclusive of abandonment and accelerated depreciation charges estimated at approximately $30 million.

Select Items Included in Net Income (or Loss) per Diluted Share

Fourth Quarter of Fiscal 2018 net income of $0.02 per diluted share included $(0.17) in after-tax losses comprised of the following:

•	$0.05 of after-tax gains related to the sale of used drilling equipment
•	$0.02 of after-tax income from long-term contract early termination compensation from customers
•	$0.01 of incremental income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act(4) in calculating the Company’s deferred income tax liability
•	$(0.09) of after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment
•	$(0.16) of after-tax losses related to the impairment of decommissioned rigs and related equipment primarily in international markets as well as other intangible assets

Third Quarter of Fiscal 2018 net loss of $(0.08) per diluted share included $(0.07) in after-tax losses comprised of the following:

•	$0.04 of after-tax income from long-term contract early termination compensation from customers
•	$0.03 of after-tax gains related to the sale of used drilling equipment
•	$(0.01) of incremental income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act(4) in calculating the Company’s deferred income tax liability
•	$(0.05) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment
•	$(0.08) of additional discrete tax items impacting the quarter

Fiscal 2018 net income of $4.37 per diluted share included $4.24 in after-tax gains comprised of the following:

•	$4.56 of incremental income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act(4) in calculating the Company’s deferred income tax liability
•	$0.15 of after-tax gains related to the sale of used drilling equipment
•	$0.11 of after-tax income from long-term contract early termination compensation from customers
•	$(0.08) of additional discrete tax items
•	$(0.09) of after-tax losses from discontinued operations primarily related to adjustments resulting from currency devaluation

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News Release

November 15, 2018

•	$(0.16) of after-tax losses related to the impairment of decommissioned rigs and related equipment primarily in international markets as well as other intangible assets
•	$(0.25) of after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment

Revolving Credit Facility

On November 13, 2018, we entered into a $750 million unsecured revolving credit facility, which will mature on November 13, 2023. The credit facility has a maximum of $75 million available to use as letters of credit and permits aggregate commitments under the facility to be increased by $300 million, subject to the satisfaction of certain conditions and the procurement of additional commitments from new or existing lenders. The credit facility is currently guaranteed by Helmerich & Payne International Drilling Co., our direct, wholly owned subsidiary (“HPIDC”). The guarantee is subject to release following certain events set forth in the credit agreement.

In connection with entering into the credit facility, we terminated our $300 million unsecured credit facility under the credit agreement dated as of July 13, 2016, with HPIDC, as borrower, and the Company, as guarantor.

Conference Call

A conference call will be held on Friday, November 16, 2018 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s fourth quarter and fiscal year 2018 results. Dial-in information for the conference call is (877) 876-9176 for domestic callers or (785) 424-1667 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. H&P’s fleet includes 350 land rigs in the U.S., 32 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to

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November 15, 2018

update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig and Family of Solutions, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.

(2)  The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.

(3) See the corresponding section of this release for details regarding the select items.

(4)  On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law, effective January 1, 2018.

Contact:  Dave Wilson, Director of Investor Relations

investor.relations@hpinc.com

(918) 588‑5190

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Year Ended
	September 30	June 30	September 30	September 30
CONSOLIDATED STATEMENTS OF OPERATIONS	2018	2018	2017	2018	2017

Operating Revenues:
Contract drilling	$685,112	$637,548	$527,018	$2,449,051	$1,788,758
Other	11,713	11,324	5,286	38,217	15,983
	$696,825	$648,872	$532,304	$2,487,268	$1,804,741

Operating costs and expenses:
Contract drilling operating expenses, excluding depreciation and amortization	441,070	438,587	364,596	1,626,387	1,242,605
Operating expenses applicable to other revenues	8,390	5,924	2,750	26,223	6,712
Depreciation and amortization	150,281	144,579	153,876	583,802	585,543
Research and development	5,018	5,479	3,462	18,167	12,047
Selling, general and administrative	53,347	52,399	40,331	200,619	151,002
Asset impairment charge	23,128	—	—	23,128	—
(Gain)/loss on sale of assets	(7,527)	(4,313)	(3,034)	(22,660)	(20,627)
	673,707	642,655	561,981	2,455,666	1,977,282

Operating income (loss) from continuing operations	23,118	6,217	(29,677)	31,602	(172,541)

Other income (expense):
Interest and dividend income	2,337	2,109	1,887	8,017	5,915
Interest expense	(6,471)	(5,993)	(2,244)	(24,265)	(19,747)
Gain (loss) on investment securities	(1)	28	—	1	—
Other	51	—	2,125	486	1,775
	(4,084)	(3,856)	1,768	(15,761)	(12,057)

Income (loss) from continuing operations before income taxes	19,034	2,361	(27,909)	15,841	(184,598)
Income tax provision (benefit)	16,859	10,535	(6,198)	(477,169)	(56,735)
Income (loss) from continuing operations	2,175	(8,174)	(21,711)	493,010	(127,863)

Income from discontinued operations, before income taxes	14,262	8,383	580	23,389	3,285
Income tax provision	13,984	8,217	1,401	33,727	3,634
Income (loss) from discontinued operations	278	166	(821)	(10,338)	(349)

NET INCOME (LOSS)	$2,453	$(8,008)	$(22,532)	$482,672	$(128,212)

Basic earnings per common share:
Income (loss) from continuing operations	$0.02	$(0.08)	$(0.20)	$4.49	$(1.20)
Loss from discontinued operations	$—	$—	$(0.01)	$(0.10)	$—

Net income (loss)	$0.02	$(0.08)	$(0.21)	$4.39	$(1.20)

Diluted earnings per common share:
Income (loss) from continuing operations	$0.02	$(0.08)	$(0.20)	$4.47	$(1.20)
Loss from discontinued operations	$—	$—	$(0.01)	$(0.10)	$—

Net income (loss)	$0.02	$(0.08)	$(0.21)	$4.37	$(1.20)

Weighted average shares outstanding:
Basic	108,948	108,905	108,588	108,851	108,500
Diluted	109,397	108,905	108,588	109,387	108,500

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November 15, 2018

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	September 30	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2018	2017

ASSETS
Cash and cash equivalents	$284,355	$521,375
Short-term investments	41,461	44,491
Other current assets	789,734	669,401
Total current assets	1,115,550	1,235,267
Investments	98,696	84,026
Property, plant and equipment, net	4,857,382	5,001,051
Other noncurrent assets	143,239	119,644

TOTAL ASSETS	$6,214,867	$6,439,988

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$377,168	$344,385
Long-term debt	493,968	492,902
Other noncurrent liabilities	946,742	1,434,098
Noncurrent liabilities of discontinued operations	14,254	4,012
Total shareholders’ equity	4,382,735	4,164,591

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,214,867	$6,439,988

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November 15, 2018

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Year Ended
	September 30
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2018	2017
		As adjusted
OPERATING ACTIVITIES:
Net income (loss)	$482,672	$(128,212)
Adjustment for loss from discontinued operations	10,338	349
Income (loss) from continuing operations	493,010	(127,863)
Depreciation and amortization	583,802	585,543
Changes in assets and liabilities	(88,391)	(82,598)
Gain on sale of assets	(22,660)	(20,627)
Asset impairment charge	23,128	—
Other	(444,189)	7,326
Net cash provided by operating activities from continuing operations	544,700	361,781
Net cash used in operating activities from discontinued operations	(169)	(150)
Net cash provided by operating activities	544,531	361,631

INVESTING ACTIVITIES:
Capital expenditures	(466,584)	(397,567)
Purchase of short-term investments	(71,049)	(69,866)
Payment for acquisition of business, net of cash acquired	(47,886)	(70,416)
Proceeds from sale of short-term investments	68,776	69,449
Proceeds from asset sales	44,381	23,412
Net cash used in investing activities	(472,362)	(444,988)

FINANCING ACTIVITIES:
Dividends paid	(308,430)	(305,515)
Proceeds from stock option exercises	6,355	11,285
Payments for employee taxes on net settlement of equity awards	(7,114)	(6,599)
Net cash used in financing activities	(309,189)	(300,829)

Net decrease in cash and cash equivalents	(237,020)	(384,186)
Cash and cash equivalents, beginning of period	521,375	905,561
Cash and cash equivalents, end of period	$284,355	$521,375

“As adjusted” – Effective October 1, 2017, we adopted Accounting Standards Update No.  2016-09,  Improvements to Employee Share-Based Payment Accounting. The cash flow statement for the twelve months ended September 30, 2017 has been adjusted to reflect changes that were applied retrospectively from that adoption.

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	Three Months Ended			Year Ended
	September 30	June 30	September 30	September 30
SEGMENT REPORTING	2018	2018	2017	2018	2017
	(in thousands, except operating statistics)
U.S. LAND OPERATIONS
Operating revenues	$587,244	$536,582	$439,404	$2,068,195	$1,439,523
Direct operating expenses	369,744	362,037	297,978	1,348,533	984,205
Selling, general and administrative expense	15,365	14,788	13,150	58,157	50,712
Depreciation	131,901	125,418	132,438	505,112	499,486
Asset impairment charge	5,695	—	—	5,695	—
Segment operating income (loss)	$64,539	$34,339	$(4,162)	$150,698	$(94,880)

Revenue days	21,035	19,917	17,593	77,980	57,120
Average rig revenue per day	$24,449	$23,698	$21,944	$23,411	$22,607
Average rig expense per day	$14,109	$14,934	$13,905	$14,182	$14,623
Average rig margin per day	$10,340	$8,764	$8,039	$9,229	$7,984
Rig utilization	65%	63%	55%	61%	45%

OFFSHORE OPERATIONS
Operating revenues	$38,482	$37,669	$32,505	$142,500	$136,263
Direct operating expenses	26,614	30,146	24,069	101,477	96,593
Selling, general and administrative expense	1,110	1,126	918	4,507	3,705
Depreciation	2,588	2,617	2,469	10,392	11,764
Segment operating income	$8,170	$3,780	$5,049	$26,124	$24,201

Revenue days	552	574	491	2,036	2,277
Average rig revenue per day	$36,424	$35,293	$34,797	$35,331	$34,332
Average rig expense per day	$24,972	$30,607	$22,709	$26,009	$23,172
Average rig margin per day	$11,452	$4,686	$12,088	$9,322	$11,160
Rig utilization	75%	79%	67%	70%	74%

INTERNATIONAL LAND OPERATIONS
Operating revenues	$59,386	$63,297	$55,109	$238,356	$212,972
Direct operating expenses	45,142	46,810	42,949	177,938	163,486
Selling, general and administrative expense	699	995	785	3,658	3,088
Depreciation	10,782	11,160	13,374	46,826	53,622
Asset impairment charge	10,617	—	—	10,617	—
Segment operating income (loss)	$(7,854)	$4,332	$(1,999)	$(683)	$(7,224)

Revenue days	1,818	1,762	1,291	6,696	4,951
Average rig revenue per day	$30,909	$33,941	$40,540	$33,830	$40,979
Average rig expense per day	$22,251	$23,947	$28,154	$24,211	$29,761
Average rig margin per day	$8,658	$9,994	$12,386	$9,620	$11,218
Rig utilization	55%	50%	37%	49%	36%

Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

	Three Months Ended			Year Ended
	September 30	June 30	September 30	September 30
	2018	2018	2017	2018	2017
U.S. Land Operations	$72,965	$64,587	$53,357	$242,617	$148,218
Offshore Operations	$5,925	$5,057	$5,900	$20,279	$21,578
International Land Operations	$3,194	$3,492	$2,762	$11,828	$10,074

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Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales, acquisition related costs, and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended			Year Ended
	September 30	June 30	September 30	September 30
	2018	2018	2017	2018	2017
Operating income (loss)
U.S. Land	$64,539	$34,339	$(4,162)	$150,698	$(94,880)
Offshore	8,170	3,780	5,049	26,124	24,201
International Land	(7,854)	4,332	(1,999)	(683)	(7,224)
Other	(14,410)	(5,468)	(3,697)	(27,790)	(9,449)
Segment operating income (loss)	$50,445	$36,983	$(4,809)	$148,349	$(87,352)
Acquisition related costs	175	(1,758)	—	(8,153)	—
Corporate general and administrative	(31,411)	(30,419)	(24,506)	(118,496)	(91,948)
Other depreciation	(4,048)	(3,308)	(3,796)	(14,319)	(15,547)
Inter-segment elimination	430	406	400	1,561	1,679
Gain on sale of assets	7,527	4,313	3,034	22,660	20,627
Operating income (loss)	$23,118	$6,217	$(29,677)	$31,602	$(172,541)

Other income (expense):
Interest and dividend income	2,337	2,109	1,887	8,017	5,915
Interest expense	(6,471)	(5,993)	(2,244)	(24,265)	(19,747)
Gain (loss) on investment securities	(1)	—	—	1	—
Other	51	28	2,125	486	1,775
Total other income (expense)	(4,084)	(3,856)	1,768	(15,761)	(12,057)

Income (loss) from continuing operations before income taxes	$19,034	$2,361	$(27,909)	$15,841	$(184,598)

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News Release

November 15, 2018

SUPPLEMENTARY STATISTICAL INFORMATION

Unaudited

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics, which is a non-GAAP measure)

	Three Months Ended
	September 30	June 30
	2018	2018
	(in dollars per revenue day)
U.S. Land Operations
Early contract termination revenues	$128	$298
Total impact per revenue day:	$128	$298

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	November 15	September 30	June 30	Q4FY18
	2018	2018	2018	Average
U.S. Land Operations
Term Contract Rigs	148	138	136	134.5
Spot Contract Rigs	90	94	88	94.1
Total Contracted Rigs	238	232	224	228.6
Idle or Other Rigs	112	118	126	121.4
Total Marketable Fleet	350	350	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average — as of 11/15/18)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Segment	FY19	FY19	FY19	FY19	FY20	FY20	FY20
U.S. Land Operations	140.6	124.3	105.5	83.7	63.8	40.0	32.9
International Land Operations	11.0	11.0	11.0	11.0	10.0	6.2	1.1
Offshore Operations	—	—	—	—	—	—	—
Total	151.6	135.3	116.5	94.7	73.8	46.2	34.0

(1) The above term contract coverage excludes long-term contracts for which the Company received early contract termination notifications as of 11/15/18. Given notifications as of 11/15/18, the Company expects to generate approximately $2 million in the first fiscal quarter of 2019 from early terminations corresponding to long-term contracts and related to its U.S. Land segment. All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

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